Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Valentis, Inc. Amended and Restated 1997 Equity Incentive Plan and the Valentis, Inc. Amended and Restated 1998 Non-Employee Directors’ Stock Option Plan of our report dated August 12, 2004, with respect to the consolidated financial statements of Valentis, Inc., included in its Annual Report on Form 10-K, as amended on Form 10-K/A, for the year ended June 30, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California
March 8, 2005